Exhibit 10.1

GMV HOLDINGS, LLC SERVICES AGREEMENT

This Services Agreement (“Agreement”) is made and entered into as of December 1, 2008, (“Effective Date”), by and between GMV Holdings, LLC, a Nevada limited liability company (“GMV”), having a principal place of business at 219 43rd St, Manhattan Beach, CA  90266 and GMV Wireless, Inc. (“Contractor”) a Nevada corporation, having a principal place of business at 16133 Ventura Blvd, Suite 215, Encino, CA 91436.

RECITALS

A.              WHEREAS, GMV is a national provider of WIFI Internet services to the hospitality, timeshare, apartment and planned communities;

B.              WHEREAS, Contractor is a Business Development and Capital Investment Company focusing on wireless telecommunications; and

C.              WHEREAS, both GMV and Contractor desire to enter into this Agreement for the purpose of Contractor providing customers and capital to GMV.

NOW, THEREFORE, in consideration of the foregoing and the obligations herein made and undertaken, as well as other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, covenant and agree as follows:

1.	Definitions

1.1           “GMV” shall mean GMV Holdings, LLC. and its employees, officers, directors, agents, consultants or independent contractors or any subsidiary or other affiliate of GMV, their employees, officers, directors, agents, consultants, or independent contractors who provide services to Contractor pursuant to this Agreement.

1.2           “Contractor” shall mean GMV Wireless, Inc. and its employees, officers, directors, agents, consultants, or independent contractors or any subsidiary or other affiliate of Contractor, including their employees, officers, directors, agents, consultants, or independent contractors.

1.3           “Client” shall mean an individual that desires to enter into a contract with GMV for the purpose of receiving WIFI services from GMV.

1.4           “Client Information” shall mean all information and material which is personal to the client including, but not limited to, client’s name, address, telephone number, social security number, credit card accounts, financial information, employment information, marital and information.

1.5           “Confidential Information” means all information and material which is proprietary to GMV, whether or not marked as “confidential” or “proprietary” and which is disclosed to or obtained by Contractor, which relates to the Parties past, present or future research, development or business activities.  Confidential Information is all information or materials prepared by or for the Parties and includes, without limitation, all of the following:  data, source code, object code, documentation, diagrams, flow charts, research, development, processes, procedures, “know-how,” new product or new technology information, product prototypes, product copies, manufacturing, development or marketing techniques and materials, development or marketing timetables, strategies related to clients, suppliers or personnel, pricing policies and financial information, client and prospective client lists, and other information of a similar nature, whether or not reduced to writing or other tangible form, and any other Trade Secrets or nonpublic business information.  Confidential Information does not include any information which (a) was in the lawful and unrestricted possession of Contractor prior to its disclosure by the Parties, (b) is or becomes generally available to the public by acts other than those of Contractor after receiving it, or (c) has been received lawfully and in good faith by Contractor from a third party who did not derive it from Contractor.

1.6           “Trade Secrets” shall mean any scientific or technical data, information, design, process, procedure, formula, or improvement that is commercially valuable to GMV, kept confidential by GMV, and is not generally known in the industry.

2.           Retention of Services.  GMV hereby retains Contractor to perform services for GMV’s WIFI Internet solution.  Such services include identification of potential clients desiring WIFI service at their property and the capital financing of the installtion and equipment.

3.1           Fees.  Contractor will provide the financing of the equiptment and the expenses incurred in Section 3.2 (on a case by case basis) for select GMV ‘s customers (“Select Customers”) and GMV will pay Contractor fees for each Select Customer that successfully signs a contract for GMV’s WIFIF Internet Service.  Fees will be paid upon the following: (1) Client’s acceptance of the terms in the Client Services Contract; (2) GMV’s execution of the contract and 3) Contactor’s funding said transaction.  Unless the facts and circumstances surrounding the agreement between GMV and its Select Customer prohibit the same or make it otherwise impractical, Contractor will be the preferred provider for the services set forth herein for each of GMV’s prospective customers.

 3.1.1                      Entrance Fee:  GMV will pay to Contractor a fee equal to 80% of the gross profit from all Select Customers. All fee payments paid to Contractor under this Section 3.1.1 will be paid on the 15th of each calendar month for installations completed in the proceeding month.

3.2             Expenses.  Contractor shall be responsible for and pay all expenses incurred by GMV in providing services to Select Customers.

4.           Independent Contractor Relationship.  Contractor’s relationship with GMV will be that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship.  Contractor will not be entitled to any of the benefits that GMV may make available to its employees, including, but not limited to, group health, life insurance, profit-sharing or retirement benefits, paid vacation, holidays or sick leave.  Contractor will not be authorized to make any representation, contract or commitment on behalf of GMV unless specifically requested or authorized in writing to do so by the President of GMV.  Contractor will be solely responsible for obtaining any business or similar licenses required by any federal, state or local authority.  In addition, Contractor will be solely responsible for, and will file on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of services and receipt of fees under this Agreement.  No part of Contractor’s compensation will be subject to withholding by GMV for the payment of any social security, federal, state or any other employee payroll taxes.

           4.1           Method of Performing Services; Results.  In accordance with GMV’s objectives, Contractor will determine the method, details and means of performing the services required by this Agreement.  GMV shall have no right to, and shall not, control the manner or determine the method of performing Contractor’s services.  Contractor shall provide the services for which Contractor is engaged to the reasonable satisfaction of GMV.  GMV may suggest to Contractor, from time to time, methods or strategies GMV believes may assist Contractor in the performance of Contractor’s services under this Agreement.

           5.           Applicable Laws.   Contractor agrees to abide by all Federal, State and local laws regulating the industry.  By way of example and not limitation, Contractor agrees not to violate any Telemarketing, Do-Not-Call, Spam, Federal Trade Communications regulations and other such laws or regulations in the performance of this Agreement.

           6.           Advertising.  Contractor must obtain prior written approval from GMV for all advertising including print, web based, radio or television advertising related to the performance of this Agreement.

           7.           Intellectual Property Rights.

7.1	Confidential Information.

(a)           Definition of Confidential Information.  “Confidential Information” as used in this Agreement shall mean any and all technical and non-technical information including patent, copyright, trade secret, and proprietary information, techniques, sketches, drawings, models, inventions, know-how, processes, apparatus, equipment, algorithms, software programs, software source documents, and formulae related to the current, future and proposed products and services of GMV, GMV’s suppliers and customers, and includes, without limitation, GMV Innovations, GMV Property (defined below), and GMV’s information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing manufacturing, customer lists, business forecasts, sales and merchandising and marketing plans and information.

(b)           Nondisclosure and Nonuse Obligations.  Except as permitted in this paragraph, Contractor shall neither use nor disclose the Confidential Information.  Contractor may use the Confidential Information solely to perform services for the benefit of GMV.  Contractor agrees that Contractor shall treat all Confidential Information of GMV with the same degree of care as Contractor accords to Contractor’s own Confidential Information, but in no case less than reasonable care.  If Contractor is not an individual, Contractor agrees that Contractor shall disclose Confidential Information only to those of Contractor’s employees who need to know such information, and Contractor certifies that such employees have previously agreed, either as a condition of employment or in order to obtain the Confidential Information, to be bound by terms and conditions substantially similar to those terms and conditions applicable to Contractor under this Agreement.  Contractor agrees not to communicate any information to GMV in violation of the proprietary rights of any third party. Contractor will immediately give notice to GMV of any unauthorized use or disclosure of the Confidential Information and agrees to assist GMV in remedying any such unauthorized use or disclosure of the Confidential Information.

(c)           Exclusions from Nondisclosure and Nonuse Obligations.  Contractor’s obligations under Paragraph 7.1 (b) (“Nondisclosure and Nonuse Obligations”) with respect to any portion of the Confidential Information shall not apply to any such portion which Contractor can demonstrate:  (a) was in the public domain at or subsequent to the time such portion was communicated to Contractor by GMV through no fault of Contractor; (b) was rightfully in Contractor’s possession free of any obligation of confidence at or subsequent to the time such portion was communicated to Contractor by GMV; or (c) was developed by employees of Contractor independently of and without reference to any information communicated to Contractor by GMV.  A disclosure of Confidential Information by Contractor, either:  (a) in response to a valid order by a court or other governmental body; (b) otherwise required by law; or (c) necessary to establish the rights of either party under this Agreement, shall not be considered to be a breach of this Agreement or a waiver of confidentiality for other purposes; provided, however, that Contractor shall provide prompt prior written notice thereof to GMV to enable GMV to seek a protective order or otherwise prevent such disclosure.

           7.2           Ownership and Return of GMV Property.  All materials (including, without limitation, documents, drawings, models, apparatus, sketches, designs, lists, all other tangible media of expression), equipment, documents, data, and other property furnished to Contractor by GMV, whether delivered to Contractor by GMV or made by Contractor in the performance of services under this Agreement (collectively, the “GMV Property”) are the sole and exclusive property of GMV or GMV’s suppliers or customers, and Contractor hereby does and will assign to GMV all rights, title and interest Contractor may have or acquire in the GMV Property.  Contractor agrees to keep all GMV Property at Contractor’s premises unless otherwise permitted in writing by GMV.  At the end of this Agreement, or at GMV’s request, and no later than five (5) days after the end of this Agreement or GMV’s request, Contractor shall destroy or deliver to GMV, at GMV’s option:  (a) all GMV Property; (b) all tangible media of expression in Contractor’s possession or control which incorporate or in which are fixed any Confidential Information; and (c) written certification of Contractor’s compliance with Contractor’s obligations under this subparagraph.

8.           Term and Termination.

8.1             Term.  The initial term of this Agreement shall one (1) year from the Effective Date set forth in the first paragraph of this Agreement (“Initial Term”).  Thereafter, this Agreement shall automatically renew for successive one (1) year periods unless either party provides written notice to the other party of its desire not to renew within thirty (30) days of the next anniversary date at which time the automatic renewal is scheduled to occur.

8.2             Termination for Breach.  This Agreement may be terminated by either party upon ten (10) days’ prior written notice, if the other party breaches any term hereof, and the breaching party fails to cure such breach within the ten-day (10) period.

8.3             Termination with Notice.  Either party may terminate this Agreement at any time upon Thirty (30) days written notice to the other party.  However, in event of a termination by GMV, Contractor shall be entitled to its revenues hereunder for the useful life of any equipment purchased with funding from the Contractor.

8.4             Return of GMV Property.  Upon termination of this Agreement for any reason, Contractor shall promptly return to GMV all copies of any GMV data, records, or materials of whatever nature or kind, including all materials incorporating the Confidential Information of GMV and its Clients. Contractor shall also furnish to GMV all work in progress or portions thereof, including all incomplete work.

                8.5           Final Invoice.  Within thirty (30) days of termination of this Agreement for any reason. GMV shall pay Contractor for any fees theretofore accrued, but unpaid under this Agreement. Upon payment in full of all accrued, but unpaid amounts so invoiced, GMV shall have no further liability or obligation to pay Contractor.

9.           Noninterference With Business.  During this Agreement, and for a period of one (1) year immediately following this Agreement’s termination or expiration, Contractor agrees not to interfere with the business of GMV in any manner.  By way of example and not limitation, Contractor agrees not to:  (1) solicit or induce any employee or independent contractor to terminate or breach an employment, contractual or other relationship with GMV; or (2) interfere with, impair, disrupt or damage GMV’s relationship with any of its current or prospective clients by soliciting or encouraging others to solicit any of them for the purpose of diverting or taking away business from GMV.

10.           General Provisions.

10.1             Successors and Assigns.  The rights and obligations of GMV under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of GMV.  Contractor may not assign its rights, subcontract or otherwise delegate its obligations under this Agreement without GMV’s prior written consent.  This shall not, however, prevent Contractor from employing employees to assist in Contractor’s rendering of services to GMV under Contractor’s supervision, as deemed necessary by Contractor.

10.2             Contractor Indemnification.  Contractor shall be liable for, and agrees to pay, any and all debts, claims, demands, liabilities, expenses, losses, injuries, damages and reasonable attorneys’ fees arising out of Contractor's services rendered hereunder.  Further, Contractor shall indemnify and hold GMV harmless from and against any and all debts, claims, demands, liabilities, expenses, losses, injuries, damages for injury to or death of persons, including, but not limited to, Contractor's employees, if any, and customers and employees of GMV, and damages or destruction to property, including, but not limited to property of GMV, resulting, in any manner, from Contractor's performance of services hereunder.

10.3             Agreement to Arbitrate.  Contractor and GMV agree to arbitrate any controversy, claim or dispute between them arising out of or in any way related to this Agreement, the independent contractor relationship between Contractor and GMV, and any disputes upon termination of the independent contractor relationship, including claims for violation of any local, state or federal law, statute, regulation or ordinance or common law.  The arbitration will be conducted in San Diego, California, by a single neutral arbitrator and in accordance with the American Arbitration Association’s (“AAA”) then current rules for resolution of commercial disputes.  The arbitrator shall have the power to enter any award that could be entered by a judge of the trial court of the State of California, and only such power, and shall follow the law.  In the event the arbitrator does not follow the law, the arbitrator will have exceeded the scope of his or her authority and the parties may, at their option, file a motion to vacate the award in court.  The parties agree to abide by and perform any award rendered by the arbitrator.  Judgment on the award may be entered in any court having jurisdiction thereof.

10.4             Survival.  The definitions contained in this Agreement and the rights and obligations contained in Paragraphs 7 (“Intellectual Property Rights”), Paragraph 9  (“Noninterference with Business”) and Paragraph 10 (“General Provisions”) will survive any termination or expiration of this Agreement.

10.5             Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows, with notice deemed given as indicated:  (a) by personal delivery, when delivered personally; (b) by overnight courier, upon written verification of receipt; (c) by telecopy or facsimile transmission, upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt.  Notice shall be sent to the addresses set forth above or to such other address as either party may specify in writing.

10.6             Governing Law.  This Agreement shall be governed in all respects by the laws of the United States of America and by the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents.  Each of the parties irrevocably consents to the exclusive personal jurisdiction of the federal and state courts located in California, as applicable, for any matter arising out of or relating to this Agreement, except that in actions seeking to enforce any order or any judgment of such federal or state courts located in California, such personal jurisdiction shall be nonexclusive.

10.7             Severability.  If any provision of this Agreement is held by a court of law to be illegal, invalid or unenforceable, (i) that provision shall be deemed amended to achieve as nearly as possible the same economic effect as the original provision, and (ii) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

10.8             Waiver; Amendment; Modification.  No term or provision hereof will be considered waived by GMV, and no breach excused by GMV, unless such waiver or consent is in writing signed by GMV.  The waiver by GMV of, or consent by GMV to, a breach of any provision of this Agreement by Contractor, shall not operate or be construed as a waiver of, consent to, or excuse of any other or subsequent breach by Contractor.  This Agreement may be amended or modified only by mutual agreement of authorized representatives of the parties in writing.

10.9             Injunctive Relief for Breach.  Contractor’s obligations under this Agreement are of a unique character that gives them particular value.  Contractor’s breach of any of such obligations will result in irreparable and continuing damage to GMV for which there will be no adequate remedy at law.  Accordingly, in the event of such breach, the parties agree that GMV will be entitled to injunctive relief and/or a decree for specific performance, and such other and further relief as may be proper (including monetary damages if appropriate.

10.10           Entire Agreement.  This Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter.  The terms of this Agreement will govern all services undertaken by Contractor for GMV.

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates shown below.

GMV HOLDINGS, LLC	GMV WIRELESS, INC

By:/s/ Don Calabira Don Calabria, Partner	By: /s/ Don Calabria Don Calabria, CEO & President

Date: as of December 1, 2008 _____	Date: as of December 1, 2008 _____